Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 6 day of October, 2022 by Nitiloop Ltd., an Israeli limited liability company (“Seller”) and Microbot Medical Ltd., an Israeli limited liability company (“Purchaser”).

Background

(a)	Seller has developed certain intellectual property and technology (including the Patents) in the field of: Intraluminal revascularization devices with anchoring mechanism and integrated microcatheter (“Technology”), including the Devices;

(b)	Seller has informed Purchaser of its voluntary cessation of operations;

(c)	Purchaser wishes to acquire all rights, title and interest in the Assets (as such term is defined below); and

(d)	Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, all right, title and interest in and to the Assets, in consideration for the payment by the Purchaser to the Seller of the Royalties (as defined below).

NOW, THEREFORE, in consideration of the premises and the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions

“Assets” means all of Seller’s tangible and intangible assets (other than the Excluded Assets), including as listed in Exhibit A of this Agreement, and including but not limited to all Intellectual Property associated thereto (including with respect to the Technology and the Devices (as defined below)), and all devices, components and product related materials (including, any that were work in progress, if any). For clarity purposes, the Assets shall also include all design drawings, engineering files, production files and detailed production and assembly instructions related to the Devices, and all associated regulatory, clinical, Intellectual Property and QA files, in each case, which are in the possession of the Seller and/or under its control (after reasonable inquiry).

“Devices” refer to the following products or potential products incorporating the Technology owned by Seller, and designated by Seller as: “NovaCross”, “NovaCross Xtreme” and “NovaCross BTK”, and any enhancements, modifications and improvements thereof.

“Disclosure Schedule” means that full and complete list of exceptions related to Seller’s representations and warranties, as set forth in Section 6 hereof.

“Excluded Assets” means (i) all claims for the refund or credit of taxes and other governmental charges of whatever nature arising with respect to the Assets for all tax periods or portions thereof ending on or prior to the Closing; (ii) all other claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by suppliers of products, services, materials or equipment, or components to the extent related to the period prior to Closing; (iii) the corporate charter, taxpayer and other identification numbers, seals, minute books, share transfer books, blank share certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation or other legal entity; (iv) any capital share or other equity of the Seller; (v) any equity interests, cash, cash equivalents, bank accounts or securities in any other entity owned by Seller or receivables generated prior to Closing; and (vi) any of the rights which accrue or will accrue to Seller under this Agreement (or under any ancillary agreement between Seller on the one hand and Purchaser on the other hand entered into at or after the Closing).

“Executed Assignments” means the executed Assignment of Patent and Trade/Service Marks Rights in the form attached as Exhibit B, and the additional documents Seller may be required to execute and deliver under Section 5.2.

“Founding Shareholders” means each of Prof. Ran Koronowski and Dvir Keren.

“Integrated Product” means any technology, product or device of Purchaser or an affiliate thereof that incorporates or exploits any of the Technology, other than a Device sold or commercialized on a Standalone Basis.

“Intellectual Property” means all intellectual property rights, whether or not patentable, including without limitation, rights in algorithms, source code, binary code, computer programs, computer software, concepts, confidential information, developments, copyright, data, databases, designs (whether registered or unregistered), derivative works, discoveries, documents, goodwill, ideas, improvements, inventions, know-how, object code, original works of authorship, patents, patent applications, processes, proprietary technology, reputation, software, source code, specifications, statistical models, technology, trade secrets, trademarks, trade dress, trade names and technical information.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Net Revenues” means all revenues actually received by Purchaser and/or its affiliates that derive from the use, exploitation or commercialization of the Technology (including without limitation, from the sales or license of Devices on a Standalone Basis or as part of Integrated Products to non-affiliate third parties) after the deduction of the following deductions, to the extent applicable to such transactions: (i) sales and value added taxes (excluding any tax on Purchaser’s net income), to the extent such amounts are included in the original gross receipts or are otherwise paid by Purchaser; (ii) any royalties or other similar fees (if any), that are required to be paid by Purchaser to any third party for the commercialization or sale of the Devices on a Standalone Basis (excluding for avoidance of doubt any amounts payable to the IIA, which shall not be deducted); (ii) freight, shipping and insurance charges in respect of such sales to the extent invoiced separately; and (c) credits or allowances actually granted on account of recalls, rejections or returns of products previously sold as demonstrated by written evidence; provided that with respect to transactions which are not at arm’s length and/or not for cash for such transaction, the term “Net Revenues” shall mean the total amount that would have been paid in arms-length transaction according to the current market conditions for such sale or other transaction or according to market conditions for products similar to the Devices.

“Patents” means all (a) patents and patent applications listed on Exhibit A; (b) patents or patent applications submitted by or on behalf of Seller (if any) (i) to which any of the patents listed on Exhibit A expressly claims priority, either directly or indirectly or (ii) for which any of the patents listed on Exhibit A expressly forms a basis for priority, either directly or indirectly; and (c) reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in the preceding subparagraph (a).

“Royalties” shall have the meaning set forth in Section 5.1.

“Standalone Basis” means commercialization of a Device in a manner that use thereof is not made as part of another product or device sold or commercialized by Buyer or an affiliate.

3. Closing Conditions

3.1 Closing. The closing of the sale of the Assets will occur concurrently with the signing of this Agreement, or such other date as shall be agreed between the Parties, subject to the satisfaction or waiver (as applicable) of all conditions set forth in paragraphs 3.2 and 3.3 (the “Closing”). The actual time and date when the Closing takes place are herein called the “Closing Date.”

3.2 Conditions to Purchaser’s obligation to Close. The following are conditions precedent to Purchaser’s obligation to consummate the Closing, any of which may be waived, in writing, exclusively by Purchaser:

(a) IIA Approval. The sale and transfer of the Assets, including the Technology by Seller to Purchaser and the assumption of all Seller’s obligations to the Israeli Innovation Authority (“IIA”) by Purchaser, have been approved by IIA in accordance with the terms set forth in the IIA approval dated June 19, 2022 and such approval remains in full force and effect (“IIA Approval”).

(b) Compliance with Agreement. Seller shall have performed and complied in all material respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

(c) Representations and Warranties True. As of the Closing, the representations and warranties of Seller contained in Section 6 shall be true and correct as at the date hereof and as at the Closing.

(d) Patents Not Abandoned. As of the Closing, and subject to the second paragraph of Section 5.3 below, none of the Patents shall have expired, lapsed, been abandoned or deemed withdrawn and/or subject to any such proceeding that may cause its expiration or invalidity.

(e) Regulatory Approval. As of the Closing, the approval provided by the FDA for the marketing, distribution and use of the “NovaCross” and “NovaCross BTK Devices in the United Stated (it being acknowledged by Purchaser that Seller does not possess an FDA approval for the “NovaCross BTK” Device and for the NovaCross Xtreme there is an FDA approval, without CTO application) remains in effect, and, to the extent an assignment or other form of transfer of registration is required, have been duly assigned or transferred to the Purchaser.

(f) Delivery of Executed Assignments. Seller shall have caused the Executed Assignments to be duly delivered to Purchaser.

(g) Approvals. The consummation of the transactions contemplated by this Agreement was duly approved by the Board of Directors and shareholders of Seller, in accordance with Purchaser’s charter documents; a copy of said approvals will be provided to Purchaser.

(h) Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

3.3 Conditions to Seller’s obligation to Close.

(a) Compliance with Agreement. Purchaser shall have performed and complied in all material respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

(b) Representations and Warranties True. As of the Closing, the representations and warranties of Purchaser contained in Section 7 are true and correct.

(c) Approvals. The consummation of the transactions contemplated by this Agreement was duly approved by the Board of Directors of Purchaser, in accordance with Purchaser’s charter documents; a copy of said approval will be provided to Seller.

(d) IIA Approval. The IIA Approval shall have been duly obtained and shall be in full force and effect on the Closing Date.

(e) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in force provided that none of such orders, injunctions, restraints or prohibitions were sought by or requested by or on behalf of the Seller or any affiliate, officer, director, manager, member or shareholder of Seller.

3.4 Termination and Survival. The Parties shall work together and use their best efforts to consummate the Closing as soon as possible. If despite that Parties’ good faith efforts, the Closing does not occur by October 31, 2022 (unless extended by mutual consent), each of Purchaser and Seller may terminate this Agreement by written notice to the other party; provided, however, that neither party may terminate this Agreement pursuant to this Section 3.4 if the actions or omissions of such party are the cause for the Closing not having occurred as set forth above. Upon termination, Purchaser will return all documents delivered to Purchaser under this Section 3 to Seller and Seller shall deliver to Purchaser all documents delivered to Seller under this Section 3, and neither party shall have any claim and/or demand against the other party, its shareholders, directors and/or other officers. The provisions of Section 8 will survive any termination.

3.5 Conduct of Seller Prior to the Closing. Except as contemplated by this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Closing, Seller will not (i) sell, transfer or otherwise dispose of any of its property or assets or (ii) mortgage or otherwise encumber any of its property or assets, in each case that relate in any way, directly or indirectly, with any of the Assets. Seller represents and warrants, and Purchaser acknowledges and confirms, that the Company’s business and activities have been terminated, the Company does not and shall not conduct any business and/or operations and does not have any outstanding employees or consultants nor any commercial activity, and was prepared to undergo voluntary liquidation. Seller will use all reasonable efforts to preserve intact Seller’s assets (including the Assets) and currently existing business organization.

4. Transfer of ASSETs

4.1 Assignment of Assets. Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all right, title and interest in and to the Assets, free and clear of any third parties’ rights, liabilities and demands (other than the obligations to the IIA, which shall be assumed as of the Closing by Purchaser). At the Closing, the Parties will execute and deliver to other Party the Executed Assignments.

4.2 Future Patent Related Submissions. Upon Purchaser’s request, Seller shall reasonably cooperate, and shall use reasonable efforts to cause the inventors of the Assets to cooperate, at the Purchaser’s expense, and execute any future submissions of patents or other registered intellectual property in connection with the Assets, if and to the extent required for their perfection, maintenance and further developments

4.3 Transfer of Equipment and Other Tangible Assets. Upon the Closing, Seller shall transfer all rights, title and interests and deliver to Purchaser of any and all equipment and tangible Assets (if any) in the possession of the Seller and/or under its control.

4.4 No Liabilities. For the avoidance of doubt, except as may be specifically set forth in this Agreement, Purchaser is not assuming or acquiring, and shall not be responsible to pay, perform or discharge and Seller is not transferring or assigning, any of Seller’s Liabilities (other than the obligations to the IIA, which shall be assumed as of the Closing by Purchaser). For the avoidance of doubt, it is clarified and agreed that Purchaser shall be exclusively responsible to pay, perform or discharge any and all Liabilities of any nature arising out of the Assets relating to the period from and after the Closing (except for matters which are the subject of indemnification pursuant to Section 6.B) and Seller shall not have any responsibility or liability in connection therewith.

5. ROYALTIES PAYABLE TO SELLER AND Additional Obligations

5.1 Royalties. In consideration of the purchase of the Assets, including the Technology, the Devices and associated Intellectual Property rights, Purchaser shall pay the Seller, royalties as set forth in this Section below, provided that the aggregated royalties payable by Purchaser shall not exceed US$8,000,000 (eight million US Dollars)(“Royalties” and the “Purchase Price Cap”, respectively):

a.	Royalties at a rate of 3% (three percent) of Net Revenue generated as a result of sales, license, or other exploitation or commercialization of the Devices (i.e., on a Standalone Basis and not as part of an Integrated Product); and

b.	In case of sale, license or other exportation or commercialization of any of Seller’s Technology as part of an Integrated Product, royalties at a rate of 1.5% of the Net Revenue generated from such Integrated Product.

c.	Purchaser shall pay the Royalties on a semi-annual basis within sixty (60) days following each calendar semiannual period for Net Sales in the previous semiannual period. Each Royalties payment shall be accompanied by a detailed statement, signed by an officer of the Purchaser, of the amount of Net Revenues during the applicable period and such other information as is necessary to determine and verify the amount of payments to be made to Seller hereunder. If no Royalties payments are due and payable to Seller in a certain calendar year, the Purchaser shall notify Seller in writing to that effect (such notification to be signed by an officer of the Purchaser), within 60 days following the end of such calendar year. The foregoing report will, subject to confidentiality restrictions, include, inter alia, the sales of the Devices and/or Integrated Devices made by Purchaser (or any of its affiliates) with a breakdown of the Net Revenues according to country, identity of customers, currency of sales, number and type of Devices sold and applicable deductions. All Royalty payments payable to Seller shall be paid in the currency paid to Purchaser. VAT shall be added to the Royalties payable hereunder by Purchaser, as and if required pursuant to applicable law.

d.	Purchaser shall keep full and accurate books and records of all items necessary to correctly calculate the payments due to Seller hereunder for the latest four (4) calendar years. Within 6 months after the end of each fiscal year, Purchaser shall provide Seller with a report, certified by its independent auditor stating all amounts due to Seller hereunder in the reported year. Purchaser shall have audit rights with respect to the calculation of any Royalties payments that are made under this Agreement. Accordingly, upon the request of Seller, and not more than once in any twelve (12) month period, Purchaser shall permit (and shall ensure that its affiliates permit) an independent public accounting firm reasonably acceptable to Purchaser engaged by Seller to examine such books and records (insofar as they relate to such payments) during normal business hours, on reasonable prior written notice, to audit Purchaser’s (and its Affiliates’) Net Revenues as utilized to calculate the Royalty payments due to Seller hereunder; provided, however, that such independent accountants shall not disclose Purchaser’s (or its affiliates’) confidential information to Seller, except to the extent such disclosure is necessary to verify the amount of payments due hereunder. If such accounting firm concludes that Royalty payments have been underpaid, then, unless Purchaser’s independent accounting firm disagrees with such conclusion, Purchaser shall pay, within thirty (30) days of the date that Seller advises Purchaser in writing of such unpaid Royalty payments, all such unpaid Royalty payments, plus interest at a rate of the U.S. Prime Rate, as reported in The Wall Street Journal, Eastern Edition, for the period between such unpaid Royalty payments should have been paid until such amounts are actually paid. All expenses relating to such audit shall be borne by Seller, unless such audit discloses an underpayment is equal to or exceeds five percent (5%) with respect to a Royalties payment calculation, in which case such expenses shall be paid by Purchaser.

e.	Other than the Royalties specified in this Section 5.1 above, no additional fees or other consideration shall be payable to Seller and no consideration is payable to any shareholders of Seller.

f.	Parties hereby agree that Purchaser shall have the sole discretion in relation to the use, exploitation, management and/or maintenance of the Assets, including whether and/or to what extent to commercialize and/or to maintain the Assets, the Devices or the Intellectual Property; provided, however, that Purchaser confirms that to its good faith estimation as at the date of this Agreement and as of the Closing, Purchaser has good faith intention to commercialize the Assets, subject to, among other things, the performance of further examination of the Technology, the Devices, the Intellectual Property and the market opportunities, as well as availability of funds to do so. In furtherance of the foregoing, (i) Purchaser will not have any claim and/or demand against Seller and/or any of its shareholders and/or directors and/or officers in relation to Purchaser’s management and/or maintenance of the Assets, including any action and/or omission of Purchaser in relation thereto, (ii) Purchaser will not have any liability or obligation for the payment of Royalties or any other monetary obligation to Seller and/or its shareholders if it does not or cannot so commercialize the Technology, the Devices and/or the Intellectual Property, whether as a Standalone Basis or as part of an Integrated Product; and (iii) without derogating from the aforesaid, it is agreed that Purchaser shall have the sole discretion in respect of the management of the Patents or other Intellectual Property.

5.2 Further Cooperation. Following the Closing, Seller and Purchaser will execute and deliver such other instruments and do and perform such other acts and things that are reasonably necessary for effecting the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of such other papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary for perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby.

5.3 Payment of Fees. Except as provided in the second paragraph below, Seller will pay any maintenance fees, annuities, and the like due or payable on the Patents (if any) until the Closing and Purchaser shall pay all such fees due only following Closing, to the extent Purchaser would like to continue their maintenance (at Purchaser’s sole discretion). Notwithstanding anything to the contrary herein, it is acknowledged by the parties that European Patent Application No. 12735054.4 of the Seller has expired due to the non-payment of the renewal/maintenance fees, but may be restored if such renewal/maintenance fees in the amount of approximately NIS12,000 are paid not later than November 23, 2022. Purchaser shall bear and pay such renewal/maintenance fees and Seller shall have no liability in connection therewith.

5.4 Foreign Assignments. To the extent the Patents include non-United States patents, Seller will deliver to Purchaser’s representatives executed documents in a form as may be required in the non-U.S jurisdiction in order to perfect the assignment to Purchaser of the non-U.S. patents and patent applications.

5.5 Non-Compete. During a period of twenty four (24) months as of the Closing, Seller and/or its Founding Shareholders shall not (directly or indirectly) compete with Purchaser or develop another product, technology or Intellectual Property, in each case, in the fields of intraluminal revascularization CTO devices and intraluminal robotics.

5.6 Case of Disposition. Purchaser shall not, and undertakes to ensure that any of its affiliates shall not directly sell, assign or transfer, any of the Assets, as a standalone transaction (i.e, not as part of the sale of all material part of Purchaser’s assets or stock), unless: (i) a prior written notice of such sale, assignment, or transfer is rendered by Purchaser to Seller, including details regarding the identity of such prospective purchaser, (ii) such purchaser undertakes in writing towards the Seller to assume and be bound by all of Seller’s obligations under this Agreement and (iii) Seller shall be eligible to receive 50% of any and all consideration (if any) actually paid or provided by the prospective purchaser to the Purchaser for the Assets, but in any case, not to exceed (together with any previous paid Royalties) the Purchase Cap Price. It is clarified that that nothing in the foregoing shall be deemed to prevent or limit the Purchaser, in any way, from (and shall not require the consent of Seller to): (i) selling, assigning or transferring the Assets as part of a transaction for a sale of the Purchaser (whether by way of a merger, consolidation, sale of all or substantially all of Purchaser’s assets, change of control, or similar transaction) (“Purchaser’s Deemed Liquidation Event”), provided that in such case the prospective purchaser undertakes in writing for the benefit of Seller to assume and be bound by all of Purchaser’s obligations under this agreement; or (ii) selling and/or issuing securities of Purchaser, including the sale of all or substantially all of Purchaser’s shares, in which case this Agreement shall remain in effect, in accordance with its terms.

6. Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as follows; provided, that the representations and warranties made as of the date hereof shall be deemed to be qualified by the disclosure schedule attached hereto as Exhibit C (the “Disclosure Schedule”):

6.1 Authority. Seller is a limited liability company duly formed and validly existing under the laws of State of Israel. Seller has the full power and authority and has obtained all corporate and third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment and sale of the Assets to Purchaser. This Agreement, including all exhibits, annexes and schedules, when executed and delivered by Seller, will constitute the valid, binding and enforceable obligations of Seller.

6.2 Title and Contest. Seller owns all right, title and interest to the Assets, including, without limitation, all right, title and interest to sue for infringement of the Patents. The Patents are free and clear of all liens, claims, mortgages, pledges, security interests or other encumbrances and restrictions of any kind whatsoever (other than such deriving from the IIA funding pursuant to applicable law). The Seller and the Founding Shareholders are not aware of any written notice or other written evidence pursuant to which the Patents or the Devices breach any third party intellectual property rights. The Seller is not party to any contract, agreement, option, commitment, proposal, bid, offer, or right with, to, or in any person to commercialize and/or manufacture and/or market and/or distribute products based on the Assets. To Seller’s knowledge, without conducting a freedom to operate search, the Assets do not infringe any third parties’ rights, including, but not limited to, patents.

6.3 Government Financing. Other than as set forth in Schedule 6.3 of the Disclosure Schedule, none of the Seller, its predecessors, affiliates, founders or inventors of any of the Patents, has obtained or received any funding, benefits or grants from the IIA or any other governmental authority and/or other quasi-governmental institution.

6.4 Existing Licenses, Agreements and Obligations. No licenses or other rights under the Assets, including, but not limited to, the Assets, have been granted to or retained by Seller and after Closing, Seller and/or any of its shareholders will not retain any rights or interest in the Assets (other than to receive Royalties according to the provisions of this Agreement). The Seller is not engaged in or a party to any outstanding agreements currently in effect relating to the Assets, including with any customers, suppliers, employees or consultants.

6.5 Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assets as a result of any prior transaction related to the Assets to which Seller, Seller’s affiliates, or any inventor is a party. To Seller’s best knowledge, Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assets as a result of any prior transaction related to the Assets to which any non-inventor assignor to Seller or Seller’s affiliates is a party.

6.6 Validity and Enforceability.

(a) The Assets include all Intellectual Property of Seller (including all outstanding patents and patent applications registered in the name of or submitted by Seller).

(b) The Seller has never been notified that any of the Patents has been found invalid, unpatentable, or unenforceable for any reason in any inter parties administrative, arbitration, judicial, or other proceeding, with the exception of rejections, objections, or other deficiencies identified by a patent authority or patent office which were overcome to result in the allowance, grant, or patenting of such claimed subject matter.

(c) Seller has not received any written notice from any source suggesting the invalidity and/or possible invalidity, unpatentability, or unenforceability of any claimed subject matter within the Patents that has ultimately been allowed, granted, or otherwise deemed patentable by a respective patent authority or patent office, with the exception of rejections, objections, or other deficiencies identified by such patent authority or patent office which were overcome to result in the allowance, grant, or patenting of such claimed subject matter.

6.7 Conduct. Other than as expressly set forth in Schedule 6.7 of the Disclosure Schedule, Seller has not engaged in any conduct, or omitted to perform any necessary act, the result of which would be reasonably expected to invalidate any of the Patents or hinder their enforcement.

6.8 Enforcement. Seller has not initiated any enforcement action with respect to any of the Patents.

6.9 Patent Office Proceedings. To Seller’s knowledge, (a) none of the Patents have been or are currently involved in any reexamination, reissue, interference proceeding or any similar proceeding and (b) no such proceedings are pending or threatened.

6.10 Fees. Other than as expressly set forth in Schedule 6.7 of the Disclosure Schedule, all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid.

6.11 No Breach and No Legal Action. Neither the execution and delivery of this Agreement nor compliance by the Seller with the terms and provisions hereof will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Seller’s articles of association, (ii) any judgment, order, injunction, writ, decree, or ruling of any court or governmental department, commission, board, bureau, agency, or authority, domestic or foreign to which Seller and/or to its knowledge, its shareholders and/or officers are subject, (iii) any material agreement, contract, lease, license or commitment to which the Seller is a party or to which it is subject, or (iv) applicable law, statute, ordinance or regulation. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any material agreement, contract, lease, license or commitment referred to in this paragraph, or to any of the Assets, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.

In addition, as of date of signing of this Agreement, there is no pending or threatened action by or against the Seller and/or, to Seller’s knowledge, by or against its shareholders and/or directors and/or officers that relate to the Assets.

6.12 Waiver and Release. If and to the extent requested by Purchaser, at Purchaser’s sole discretion, Seller hereby irrevocably provides Purchaser with the consent to engage former employees and/or service providers of Seller (the “Engagement”); and Seller and/or its affiliates, directors, officers and shareholders have and/or will have no claims and/or demands against Purchaser, its shareholders, directors, officers and employees in connection with the Engagement, directly or indirectly. The Seller is not aware of any limitation and/or restriction that prohibits and/or may otherwise restrict Purchaser from entering into an Engagement. For the avoidance of doubt, it is clarified that Seller assumes no responsibility or liability in connection with any Engagement or the success thereof, and any such Engagement shall be subject to its acceptance by any such former employees and/or service providers of Seller that Purchaser wishes to engage.

6.13 Executed Assignments. The Executed Assignments, upon the execution thereof, are binding, unconditional and irrevocable, other than as expressly stated therein, and enforceable by Purchaser. Seller, after making all required inquiries, is not aware of any claim, demand and/or liability that might be imposed on Purchaser in connection with the assignment of the Executed Assignments.

6.14 Anti-Bribery and Anti-Corruption. Seller, including any of its officers, directors, employees, agents, and representatives, have not, to Seller’s best knowledge: (i) taken any action, directly or indirectly, that violated any applicable anti-corruption laws and regulations; (ii) made any offer, payment, or promise, or authorized the offer, payment or promise, of any money or other property, gift, or anything of value, regardless of form, directly or indirectly, to any government official for purposes of influencing any act or decision of such government official in his or her official capacity to secure an improper advantage, obtain or retain business or direct business to any person or away from any person, in each case, in violation of applicable law; (iii) accepted or received any unlawful contributions, payments, gifts, or expenditures in connection with the Assets; or (iv) been under administrative, regulatory, civil or criminal investigation, indictment, audit or internal investigation with respect to any suspected, alleged or actual violation of any anti-corruption law, and Seller is not aware of any circumstances reasonably likely to give rise to such action or investigation.

6.15 Subsidiaries. Seller does not have any subsidiaries.

6.A. Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

6.A.1 Authority. Purchaser is a limited liability company duly formed and validly existing under the laws of State of Israel. Purchaser has the full power and authority and except for the IIA Approval or as contemplated in this Agreement, has obtained all corporate and third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the purchase of the Assets from Seller. This Agreement, including all exhibits, annexes and schedules, when executed and delivered by Purchaser, will constitute the valid, binding and enforceable obligations of Purchaser, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally.

6.A.2 No Breach and No Legal Action. Neither the execution and delivery of this Agreement nor compliance by the Purchaser with the terms and provisions hereof will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Purchaser’s articles of association, (ii) any judgment, order, injunction, writ, decree, or ruling of any court or governmental department, commission, board, bureau, agency, or authority, domestic or foreign to which Purchaser is subject, (iii) any material agreement, contract, lease, license or commitment to which the Purchaser is a party or to which it is subject, or (iv) applicable law, statute, ordinance or regulation.

6.A.3 Approvals. No approval by any individual or entity, including without limitation any governmental authority or other third party, is required in connection with the execution, delivery or performance of this Agreement or the transaction documents or the consummation by the Purchaser of the transactions contemplated herein and therein.

6.A.4 Receipt of Information. Purchaser acknowledges that it has been furnished by Seller with information regarding the Seller, the business of the Seller and the Assets which it has requested, and has been afforded the opportunity to ask questions of, and receive answers from, duly authorized officers or other representatives of Seller concerning various matters relating to the Seller, the business of the Seller and the Assets.

6.B. Indemnification BY SELLER

(a) Subject to the provisions of this Section 6.B., Purchaser and its representatives and successors shall be indemnified, defended and held harmless by Seller from and against all Losses (as such term is defined below) suffered or incurred by Purchaser, its successors, officers and/or stockholders (collectively: “Purchaser Affiliates”) by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Seller pursuant to this Agreement with respect hereto or thereto in connection with the Closing; or

(ii) the non-fulfillment or breach of any covenant or agreement of the Seller contained in this Agreement.

(iii) any third parties’ claim instituted against Purchaser in connection with the conduct of Seller’s business and/or use of the Assets, in each case, to the extent relating to the period prior to the Closing.

(b) As used in this Section 6.B., the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Notwithstanding anything else contained in this Agreement, under no circumstances shall an indemnified party be entitled to indemnification in connection with Losses that are indirect, consequential or punitive unless Losses that are indirect, consequential punitive are actually awarded to a third party by a court of competent jurisdiction and are paid by an Indemnified Person (as defined below).

(c) Subject to the limitations and provisions set forth in this Section 6.B, upon receipt by Seller (the “Indemnifying Person”) of a certificate signed by any officer (an “Officer’s Certificate”) of Purchaser Affiliate (an “Indemnified Person”) stating that Losses exist with respect to the indemnification obligations set forth in Section 6.B, and specifying in reasonable detail the Losses so stated (the “Claimed Amount”) and the underlying circumstances, the Indemnified Person shall, subject to the provisions of this Section 6.B, be entitled to be indemnified in accordance with this Section 6.B. The Indemnifying Person shall have a period of thirty (30) days from and after delivery of any Officer’s Certificate to deliver to the Indemnified Person a response, in which the Indemnifying Person shall: (i) agree that the Indemnified Person is entitled to receive payment for all of the requested Losses or (ii) dispute that the Indemnified Person is entitled to receive payment for all the requested Losses.

(d) In respect of any third party claim that is subject of a claim by an Indemnified Person for indemnification under this Section 6.B (a “Third Party Claim”), the Indemnified Person shall, without qualification of the right to the Indemnified Person to be indemnified for indemnifiable Losses incurred in connection with such Third Party Claim, control the defense of the Third Party Claim and shall be entitled to appoint counsel for such defense (such counsel to be reasonably acceptable to the Indemnifying Person) and shall promptly inform the Indemnifying Person upon receipt of a Third Party Claim; provided, however, that no delay in providing such notice shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Indemnifying Person is materially prejudiced thereby. No Indemnified Person shall consent to the entry of any judgment or enter into any settlement or resolution of such Third Party Claim without the consent of the Indemnifying Person, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnifying Person shall have the right to participate at its own expense in the defense of the liability asserted therein. The Indemnified Person shall furnish or cause to be furnished to the Indemnifying Person copies of all material correspondence exchanged between the Indemnified Person and the applicable third party, as well as copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection the Third Party Claim. The Parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including by attending such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith and providing reasonable access to each other’s relevant business records and other documents and employees.

(e) Limitations on Indemnity.

(i) Survival of Representations and Warranties and Covenants. Other than in case of fraud or intentional misrepresentation, all the representations and warranties of Seller contained in Section 6 shall survive the Closing hereunder and shall continue in full force and effect after such Closing for a period of twenty four (24) months after the Closing, after which they shall automatically expire, provided that any representation or warranty in respect of which indemnity may be sought hereunder, and the right of indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6B if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the Seller prior to such time; All covenants and agreements set forth herein shall survive the Closing for the period specified for their respective terms or, if no such period is specified therein, for the maximum time period permitted under applicable law.

(ii) Sources of Recovery by Purchaser Affiliates. Recovery by the Purchaser Affiliates with respect to claims for indemnification pursuant to Section 6.B shall be subject to the caps set forth in Section 6.B(e)(v) below and may be satisfied solely and exclusively by exercise of the Setoff Rights set forth in Section 6.B(e)(iv)other than in case of fraud or intentional misrepresentation. Purchaser shall not have any rights to set off or deduct amounts due under this Agreement, except in accordance with the Setoff Rights.]

(iii) Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Person shall not be required to indemnify the Indemnified Person for Losses until and unless the aggregate amount of all such Losses exceeds US$50,000 (the “Indemnification Threshold”), and if the aggregate of all Losses exceeds the Indemnification Threshold, then the Indemnified Person shall, to the extent that it is otherwise entitled to be indemnified pursuant to this Section 6.B, be entitled to indemnification for all Losses, subject to the other limitations set forth in this Section 6.B.

(iv) Notwithstanding anything to the contrary, Purchaser Affiliates sole and exclusive source of recovery of Losses from Seller for the purpose of any indemnification rights provided herein shall be through set off from any Royalties actually due and payable to Seller, to the extent due (including through restitution of any Royalties previously received (if any) by Seller, other than in case of willful misrepresentation or fraud (the “Setoff Rights”).

(v) Caps on Indemnification by Seller. Without derogating from Section 6.B(iv), and other than in case of fraud or willful misrepresentation, in no event shall the Purchaser Affiliates be entitled to recover Losses for claims for indemnification pursuant to Section 6.B, in excess of the lesser of: (a) the amount of Royalties actually due to the Seller according to this Agreement, and (b) an aggregate amount of US$1,500,000, unless and to the extent that the Losses derive from IP misrepresentation, in which case, the limitation under this clause (b) shall be an aggregate amount of US$2,400,000.

(vi) Exclusive Remedy. The provisions contained in this Article 6.B are intended to provide the sole and exclusive remedy for the Buyer Affiliates and Seller Affiliates following the Closing as to all Losses based on, arising out of or relating to this Agreement (it being understood that nothing in this Section 6.B or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement).

7. Miscellaneous

7.1 Required Disclosure and Confidentiality. The Seller acknowledges and agrees that the Purchaser has disclosure obligations under (a) the United States Securities Act of 1933, as amended and the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (b) the listing requirements of the Nasdaq Capital Market; and accordingly, the Purchaser shall (x) publicly disclose the terms and existence of this Agreement and the identities of the parties hereto, (y) publicly file a true and correct copy of this Agreement with the United States Securities and Exchange Commission and (z) otherwise divulge any or all of the terms and conditions of this Agreement to any third party to comply with securities and/or listing laws, rules and regulations applicable to it. Seller confirms and undertakes to keep confidential and not to disclose or make available to any third party any information related to the Parties’ discussions and/or in connection with the Assets, other than disclosures required to obtain approvals for the transactions contemplated hereby, disclosures to shareholders of the Seller (who are bound by confidentiality no less strict than as set in this Agreement) and those professionals and advisors who have a reasonable need to know, disclosures of information already available to the public or any other disclosures required by applicable law.

7.2 Governing Law; Venue/Jurisdiction. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Israel, without reference to its choice of law principles to the contrary. Each party irrevocably consents to the exclusive jurisdiction and venue of the courts located in Tel Aviv, Israel in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.

7.3 Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied, emailed or sent by courier, or otherwise delivered by hand, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing. Notices to Seller are to be sent to: If to Seller, to:

Nitiloop Ltd.

4 Carmeli Street, Ramat Gan

Attention: Irit Yaniv, Chairman

Email: irit@almedaventures.com

With a copy (which shall not constitute notice) to:

Amit, Pollak, Matalon & Co.

Attn: Ian Rostowsky, Adv.

APM House, 18 Raoul Wallenberg St.,Tel Aviv 6971915, Israel

E-mail: Ianr@apm.law;

and if to Purchaser, to:

Hayozma 6, Yokneam Illit, Israel

Attention: Harel Gadot, CEO

Email : harel@microbotmedical.com

Cc: Rachel Vaknin, CFO

Email : rachel@microbotmedical.comAny notice sent in accordance with this Section 7.3 shall be effective (i) if sent by courier - two (2) business days after delivery to the courier service, (ii) if sent by messenger, upon delivery to the addressee, and (iii) if sent via facsimile or email- upon transmission and confirmation of receipt, or, if transmitted and received on a non-business day, on the first business day following transmission and confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt). Irit Yaniv (the “Seller Representative”) shall serve as the sole representative and focal point on behalf of Seller vis-à-vis the Purchaser for any purpose or matter under this Agreement, and any notice, action or resolution required to be taken by the Seller under this Agreement shall be addressed to Irit Yaniv.

7.4 Relationship of Parties. The parties hereto are independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

7.5 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

7.6 Waiver. Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

7.7 Taxes. Each party shall be solely responsible of and bear any and all taxes applicable to such party. To the extent required under applicable law, Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable law and to remit such amounts to the applicable governmental authority. Purchaser shall duly honor any valid tax reduction or exemption certificate provided by Seller. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid and Purchaser shall provide the Seller with reasonable evidence of the withholding and remittance of such tax by the Purchaser.

7.8 Miscellaneous. Each Party shall bear its own legal and other professional fees and expenses incurred regarding the execution, delivery and closing of this Agreement and the transactions contemplated hereby. This Agreement, including its exhibits and any other written instruments contemplated herein or hereby, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations, and discussions solely with respect to the subject matter hereof. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein except as set forth in any written agreements or side letters executed by the parties concurrently with the execution of this Agreement. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement. No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in writing signed by an authorized representative of each of the parties. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by either party without the prior consent in writing of the other party to this Agreement. Notwithstanding the aforesaid, (a) the Seller shall have the right to assign any of its right to receive Royalties to any of its shareholders and/or to a trustee appointed by the Seller or its shareholders for such purpose, by the delivery of a written notice to the Purchaser and further that any and all payments are paid by the Purchaser to a trustee appointed for such purpose by Seller (the identity of which shall be as notified by the Seller Representative) who shall be solely responsible for such payments’ disbursal (it being clarified, however, that any such assignment shall not relieve the Seller from its indemnification obligations hereunder through Purchaser’s Setoff Rights which shall remain in full force and effect, and accordingly Purchaser may withhold payments to any such appointed trustee pursuant and subject to the terms of this Agreement and the Setoff Rights); and (b) Purchaser shall be entitled to assign and/or transfer this Agreement and/or any of the Assets to (i) its affiliates, provided that the Purchaser informs Seller in advance and writing regarding such assignment, such affiliate undertakes in writing for the benefit of Seller to assume and be bound by the obligations of this agreement, and Seller shall remain liable for the performance of such obligations by affiliate, and/or (ii) an acquirer in case of a Purchaser’s Deemed Liquidation Event upon the terms set forth in section 5.6.

7.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.

In witness whereof, intending to be legally bound, the parties have executed this Asset Purchase Agreement as of the Effective Date.

SELLER:		PURCHASER:

NITILOOP LTD.		MICROBOT MEDICAL LTD.

By:	/s/ Irit Yaniv	By:	/s/ Harel Gadot
Name:	Irit Yaniv	Name:	Harel Gadot
Title:	Chairperson	Title:	President, CEO and Chairman

We, the Founding Shareholders, each severally, in our personal capacity (and not in the name of the Company) hereby provide our consent to be bound by and comply with Section 4.2, the non-compete undertakings set forth in Section 5.5 of this Agreement and the representation made under the third sentence of Section 6.2:

RAN KORONOWSKI:		DVIR KEREN:

By:	/s/ Ran Kornowski	By:	/s/ Dvir Keren
Name:	Ran Kornowski	Name:	Dvir Keren
Title:	Director – Cadiology	Title:
Co-Founder-Nitiloop